Exhibit 3.2

AVALANCHE INTERNATIONAL CORPORATION

CERTIFICATE OF DESIGNATIONS

OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

CLASS A CONVERTIBLE PREFERRED STOCK

AVALANCHE INTERNATIONAL CORP., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”)

DOES HEREBY CERTIFY:

That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of said Corporation, and pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes (“NRS”), the Board has duly determined that fifty thousand (50,000) shares of preferred stock, par value $0.001 per share, shall be designated “Class A Convertible Preferred Stock,” and to that end the Board has adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Class A Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that the Certificate of Designations, Preferences, Rights and Limitations of Class A Convertible Preferred Stock (the “Certificate of Designations”) dated February 28, 2017 (the “Effective Date”) be, and hereby is, authorized and approved, which Certificate of Designations shall be filed with the Secretary of State of the State of Nevada in the form as follows:

1.	Designation and Amount.

This class of Preferred Stock shall be designated “Class A Preferred Stock” and the authorized number of shares constituting such class shall be 50,000.  The par value of the Class A Preferred Stock shall be $0.001 per share. Shares of the Class A Preferred Stock shall have a stated value of Twenty Dollars ($20.00) per share (the “Stated Value”).

2.	Dividends.

The holders of shares of Class A Preferred Stock shall not be entitled to receive any dividends.

3.	Preferences on Liquidation.

Subject to the provisions of Section 6 below, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Class A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to Twenty Dollars ($20.00) per share.

4.	Voting Rights. The holders of shares of Class A Preferred Stock shall have the following voting rights:

(a)          Except as otherwise required by law or by the Articles of Incorporation and except as set forth in Section 6(b) below, the outstanding shares of Class A Preferred Stock shall vote together with the shares of Common Stock of the Corporation as a single class and, regardless of the number of shares of Class A Preferred Stock outstanding and as long as at least 25,000 of such shares of Class A Preferred Stock are outstanding, shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders, including any shares of preferred stock other than the Class A Preferred Stock that are voted with the Common Stock.  Each outstanding share of the Class A Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Class A Preferred Stock.

(b)           In addition:

(i)          During any period when the holders of Class A Preferred Stock, voting as a separate series, shall be entitled and shall have exercised their right to elect no less than a majority of Board, then, and during such time as such right continues, (a) the then authorized number of Directors shall be increased by such number as shall constitute no less than a majority of Board, and the holders of Class A Preferred Stock, voting as a separate series, shall be entitled to elect the additional Directors so provided for, and (b) each such additional Director shall not be a member of any existing class of the Board, but shall serve until the next annual meeting of stockholders for the election of Directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 4(c).

(ii)          A Director elected pursuant to the terms hereof may be removed with or without cause by the holders of no less than two thirds of the shares Class A Preferred Stock entitled to vote in an election of such Director.

(iii)          If, during any interval between annual meetings of stockholders for the election of Directors and while the holders of Class A Preferred Stock shall be entitled to elect no less than a majority of Board, there is no such Director in office by reason of resignation, death or removal, then, promptly thereafter, the Board shall call a special meeting of the holders of Class A Preferred Stock for the purpose of filling such vacancy and such vacancy shall be filled at such special meeting. Such special meeting shall in any event be held within 45 days of the occurrence of such vacancy.

5.	Negative Covenants.

The Corporation will not, by amendment of the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Articles of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Class A Preferred Stock against impairment.

6.	Ranking; Changes Affecting Class A Preferred Stock.

(a)            The Class A Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, (i) rank senior to any of the shares of Common Stock of the Corporation, and any other class or series of stock of the Company which by its terms shall rank junior to the Class A Preferred Stock, and (ii) rank junior to any other series or class of preferred stock of the Corporation and any other class or series of stock of the Corporation which by its term shall rank senior to the Class A Preferred Stock.

(b)           So long as any shares of Class A Preferred Stock are outstanding, the Corporation shall not (i) alter or change any of the powers, preferences, privileges or rights of the Class A Preferred Stock, or (ii) amend the provisions of this Section 6; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Class A Preferred Stock, as to changes affecting the Class A Preferred Stock.

7.	Conversion of Class A Preferred Stock.

(a)          Optional Conversion; Conversion Price. At any time and from time to time on or after the Effective Date, the Class A Preferred Stock shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing (x) the aggregate Stated Value of the shares of Class A Preferred Stock that are being converted that a holder of shares of Class A Preferred Stock (the “Holder”) elects to convert by (y) the Conversion Price (as hereinafter defined) then in effect on the Conversion Date (as hereinafter defined).  The Holder shall deliver the stock certificate representing the Class A Preferred Stock to be converted to the Corporation at the at such time that the Class A Preferred Stock is fully converted.  The term “Conversion Price” shall mean $0.50, subject to adjustment under Section 7(d) hereof for all circumstances and in all cases set forth in such section since the Effective Date.

Notwithstanding the foregoing, in no event shall the Holder be entitled to convert any number of shares of Class A Preferred Stock in excess of that number of shares of Class A Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Class A Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the shares of Class A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.97% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

The Conversion Price shall be subject to adjustment as provided in Section 7(d) below.

(b)           Mechanics of Conversion.

(i)          Before any Holder of Class A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Class A Preferred Stock, the number of shares of Class A Preferred Stock to be converted, the number of shares of Class A Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Class A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Class A Preferred Stock to the Corporation unless all of the shares of Class A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Class A Preferred Stock promptly following the Conversion Date at issue.

(ii)          Shares of Class A Preferred Stock converted into Common Stock shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, and as soon as practicable after delivery of the certificate(s) evidencing the Class A Preferred Stock, and in any event within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders of Class A Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid.  Conversion under this Section 7 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Class A Preferred Stock pursuant to Section 7, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Class A Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Common Stock issued to such Holder pursuant to the rescinded conversion.

(c)	Fractional Shares; Computation Certificates.

(i)          No fractional shares shall be issued upon conversion of the Class A Preferred Stock into shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share for any shares in excess of one-half (1/2).

(ii)          Upon the occurrence of each adjustment of the Conversion Price of Class A Preferred Stock pursuant to this Section 7, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Class A Preferred Stock no less than ten (10) calendar days prior to such adjustment a statement setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.  The Corporation shall, upon the written request at any time of any Holder of Class A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Class A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Class A Preferred Stock.

(d)            Adjustments of the Conversion Price.  The Conversion Price of the Class A Preferred Stock shall be subject to adjustment from time to time as follows:

(i)           Adjustments for Recapitalization.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 7), provision shall be made so that the Holders of the Class A Preferred Stock shall thereafter be entitled to receive upon conversion of the Class A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the Holders of the Class A Preferred Stock after the recapitalization to the end that the provisions of this Section 7 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Class A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii)          Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Effective Date effect a subdivision of the outstanding Common Stock, the Class A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Class A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii)         Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Class A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)          the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the Holders simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class A Preferred Stock had been converted into Common Stock on the date of such event.

(iv)         Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the Holders shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Class A Preferred Stock had been converted into Common Stock on the date of such event.

(v)           Adjustment for Reorganization or Reclassification.  If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Class A Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such holder in accordance with this Certificate of Designation shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein, and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Class A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders of Class A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, and the number of shares of Common Stock issuable upon conversion of the Class A Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Class A Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder of Class A Preferred Stock, the obligation to deliver to such Holders of Class A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder of Class A Preferred Stock may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate of Designations to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Class A Preferred Stock.

(e)          Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Class A  Conversion Price pursuant to this Section 7, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class A Preferred Stock (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Preferred Stock.

(f)           Notice of Record Taking.  In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder of Class A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(g)          Status of Shares.  All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(h)          Notice.  Any notice required by the provisions of this Section 7 to be given to the Holders of shares of Class A Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder of Class A Preferred Stock with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) ten (10) calendar days prior to any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(i)           Cancellation of Class A Preferred Stock. In the event any shares of Class A Preferred Stock shall be converted pursuant to Section 7 hereof or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(j)           Conversion Disputes.  In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (b) above as are not disputed.  If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (a) above.  If the accountant determines the Corporation’s calculations are correct, the Holder shall reimburse the Corporation for the accountant’s expense.

(k)          Floor Price.  Notwithstanding the provisions of this Section 7, no adjustment made in accordance with this Section 7 shall cause the Conversion Price of the Class A Preferred Stock to be less than $0.10 (the “Floor Price”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President this March 7, 2017.

AVALANCHE INTERNATIONAL CORPORATION

By:	/s/ Philip E. Mansour
Name:	Philip Mansour
Title:	Chief Executive Officer